CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to Registration Statement No. 33-68124 on Form N-1A of our report dated December 21, 2018, relating to the financial statements and financial highlights of Alger Capital Appreciation Institutional Fund, Alger Focus Equity Fund (formerly Alger Capital Appreciation Focus Fund), Alger Mid Cap Growth Institutional Fund, and Alger Small Cap Growth Institutional Fund, each a series of The Alger Institutional Funds (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2018. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 25, 2019